Exhibit 10.1

AMENDMENT NUMBER TWO TO THE

EXCO RESOURCES, INC. AMENDED AND RESTATED

2005 LONG-TERM INCENTIVE PLAN

This AMENDMENT NUMBER TWO TO THE EXCO RESOURCES, INC. AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of October 6, 2011, is made and entered into by EXCO Resources, Inc., a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, the Board desires to amend the Plan, subject to shareholder approval, to increase the aggregate number of shares of Common Stock that may be issued or transferred under the Plan set forth in Article 5 of the Plan and to increase the amount that each share subject to a Full-Value Award granted pursuant to the Plan counts against the total number of shares we have reserved for issuance under the Plan from 1.17 to 2.1; and

WHEREAS, the Board submitted the proposal to amend the Plan to the Company’s shareholders at the 2011 Annual Meeting of Shareholders.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended effective October 6, 2011, by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

(a) In General. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is twenty eight million five hundred thousand (28,500,000) shares, all of which may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

(b) Exempt Shares. No more than ten percent (10%) of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1(a) may be shares designated as “Exempt Shares.”

(c) Full Value Awards. The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by two and one tenth (2.1) shares of Common Stock for each share of Common Stock delivered in settlement of any Full Value Award. If any shares of Common Stock acquired pursuant to a Full Value Award shall be forfeited, shall expire or be canceled, and would otherwise return to the Plan pursuant to Section 5.2, the number of shares of Common Stock that shall be available for the grant of an Award pursuant to the Plan shall be increased by two and one tenth (2.1) shares of Common Stock for each share of Common Stock subject to such Full Value Award at the time such Full Value Award, in full or in part, is forfeited, expired or canceled.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

EXCO – Amendment Number Two to Incentive Plan

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ DOUGLAS H. MILLER
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

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